EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NOVEMBER 11, 2002

Contacts:

(Analysts) Kris Wenker (763) 764-2607

(Media) Marybeth Thorsgaard (763) 764-6364

GENERAL MILLS ESTIMATES SECOND QUARTER EPS AT 74 TO 75 CENTS

Company Reaffirms Fiscal 2003 EPS Target of $2.60

MINNEAPOLIS, MINN.--- In a web cast presentation to investors attending a consumer products industry conference in New York today, General Mills estimated that its second-quarter diluted earnings per share (EPS) would total between 74 and 75 cents before unusual items. Previously, the company had targeted EPS of 71 to 75 cents per share before unusual items for the period ending Nov. 24, 2002.

Chairman and Chief Executive Officer Steve Sanger said, “Our brand-building efforts renewed unit volume growth for our U.S. retail businesses in the first quarter of 2003, and that growth is continuing in the current period.  We are executing well across our organization, from sales to information systems and the supply chain.  As a result, we are solidly on track to achieve our 2003 financial goals.”  The company reaffirmed its previous guidance for fiscal 2003 diluted earnings of approximately $2.60 per share before unusual items, up from $1.70 earned in fiscal 2002.  The company modestly reduced its estimated fiscal 2003 effective tax rate, from 35.5 percent to 35.0 percent.

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A complete web cast of General Mills presentation will be available on the company’s web site at www.generalmills.com until Nov. 18, 2002.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements.  In particular, our predictions about future volume and earnings could be affected by difficulties resulting from the Pillsbury acquisition, such as integration problems; failure to achieve synergies; unanticipated liabilities; inexperience in new business lines; and changes in the competitive environment.  Our future results also could be affected by a variety of additional factors such as: competitive dynamics in the U. S. ready-to-eat cereal market, including pricing and promotional spending levels by competitors; the impact of competitive products and pricing; product development; actions of competitors other than as described above; acquisitions or disposals of businesses or assets; changes in capital structure; changes in laws and regulations, including changes in accounting standards; customer demand; effectiveness of advertising and marketing spending or programs; consumer perception of health-related issues; economic conditions, including changes in inflation rates or interest rates; fluctuation in the cost and availability of supply chain resources; and foreign economic conditions, including currency rate fluctuations.  The company undertakes no obligations to publicly revise any forward-looking statements to reflect future events or circumstances.